EXHIBIT 99.2
REHABCARE CONFERENCE CALL SCRIPT
November 3, 2010

                INTRODUCTION BY CONFERENCE OPERATOR
Thank you for joining us today for RehabCare’s third quarter earnings conference call.  Speaking on the call today will be John Short, RehabCare President and CEO.  At this time, all participants are in a listen-only mode.  We will have a question-and-answer session toward the end of the conference call.  Please note this call is being recorded.  I would now like to turn the call over to Patti Williams, RehabCare General Counsel.

                INTRODUCTION OF MANAGEMENT BY GENERAL COUNSEL
Thanks.  This conference call contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the Company’s current expectations and could be affected by numerous factors, risks and uncertainties discussed in the Company’s filings with the Securities and Exchange Commission, including its most recent report on Form 10-K, subsequent reports on Form 10-Q and current reports on Form 8-K. Do not rely on forward-looking statements. The Company cannot predict or control many factors affecting its ability to achieve the results estimated.  The Company makes no promise to update any forward-looking statements because of changes in underlying factors, new information, future events or otherwise.  I will now hand it over to Dr. Short.

JOHN SHORT
INTRODUCTION AND WELCOME
Thank you, Patti, and welcome everyone.  Joining me on the call this morning from our Hospital division headquarters in Houston are the members of my executive management team.  After a few general remarks, I will open up the call for questions.  Financial details of the quarter, along with our outlook, are included in our press release.

In the third quarter, our legacy RehabCare hospitals improved operating earnings by 5.2 million dollars and same store operating performance by 4.1 million dollars sequentially, when including a second quarter 1.7 million dollar revenue adjustment. This represents a 7 million dollar increase in same store operating performance over the prior year period. We now expect these hospitals to achieve positive operating earnings for the full year 2010.

As a division, Hospital EBITDA improved by 20% sequentially, including the second quarter adjustment.  Volumes grew across the division as new clinical programs and services attracted additional patient populations in what historically is a soft quarter. Costs per patient day were reduced through initiatives put in place during the quarter.

The sequential decline in EBITDA margin for the legacy Triumph hospitals primarily was the result of operational issues at four hospitals, but we believe the steps we’re taking to correct these issues should improve results by year end. Additionally, our start-ups in Philadelphia and Houston Heights have progressed slower than expected.

We have completed our integration of Triumph, realizing over 1.2 million dollars in management and back-office synergies in the third quarter.  In 2011, we anticipate being at the higher end of our targeted 5 to 7 million dollar annualized run rate.

Beginning in 2011, we will be reporting on results and providing expectations for the consolidated division rather than the legacy groups.  Our Hospital division is a significant contributor to our profitability and a platform for continued development of our continuum of care.

In terms of earnings contribution, our contract services divisions delivered another strong performance in the third quarter.  Our Hospital Rehabilitation Services division achieved an operating earnings margin of 18.7 percent and improved inpatient rehabilitation facility (IRF) same store revenues and discharges by 3.3 and 4.7 percent, respectively, year over year.

Our Skilled Nursing Rehabilitation Services division reported an operating earnings margin of 7.9 percent while preparing for regulatory changes that went into effect October 1 as well as implementing new information system technologies.  Through our mitigation strategy, we were able to reduce our concurrent therapy utilization to less than 1 percent as of the end of October. Sales were strong in the third quarter, but closures were ahead of our projections.

Last night, the Centers for Medicare and Medicaid Services issued its final rule on Multiple Procedure Payment Reduction for Part B therapy rates. This will result in a 25% reduction in reimbursement of practice expense for secondary procedures when multiple therapy services are provided in the same day. This negative impact was partially offset by a 8-9% increase in practice expense RVU reimbursement. We estimate that the impact of this final rule will be approximately 5 to 6 million dollars annually based upon our 2010 Part B therapy revenue run rate.  After mitigation, we believe that the net impact will be 2 to 3 million dollars.

Turning to our balance sheet, since our acquisition of Triumph we have been diligent about reducing our debt, and strong cash flow from operations in the third quarter allowed us to pay it down by 31.2 million dollars.  Year to date, we have reduced debt by 43 million dollars.

Our cash position also has allowed us to continue to fulfill our strategic growth plans.  Today, we are pleased to announce three projects that will expand our IRF operations and enhance our post-acute services in three key markets. First, we have signed a letter of intent with Saint Joseph Regional Medical Center in South Bend, Indiana, to form a joint venture that will own and operate their existing 40-bed IRF, which we recently began to manage.  Saint Joseph Rehabilitation Institute complements our existing LTACH located on an additional campus of Saint Joseph.  We expect to close on the joint venture agreement in the first quarter of 2011.

Secondly, we are developing a 46-bed IRF in northeast Houston.  Our presence in Houston has strong support by local physicians and acute care providers, who serve a fast-growing patient population. This hospital is scheduled for completion by the beginning of 2012.

Finally, we have entered an agreement with Select Medical under which we will exchange our 60-bed IRF in Miami for Select’s 70-bed long-term acute care hospital in northwest Indiana.  This transaction enables us to expand our continuum in the market, which currently includes 3 managed IRFs, an outpatient and skilled nursing facility program.  We expect to close on the transaction January 1.

These projects are part of several we have been evaluating that involve developing our IRF services in continuum markets.  We look forward to updating you on our progress.

With that, I would like to have our operator open the call for questions.

To be read following Questions and Answers –
As a reminder, a replay of this call will be available beginning at 3 pm Eastern time today.  An online archive also is available on our website, www.rehabcare.com.